EXHIBIT 99.1

            Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each of the undersigned hereby certifies in his capacity as an officer of Warwick Community Bancorp, Inc. (the "Registrant") that the Quarterly Report of the Registrant on Form 10-Q for the period ended March 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Date: May 14, 2003	By:	/s/ Fred G. Kowal Fred G. Kowal Chairman and Chief Executive Officer
Date: May 14, 2003	By:	/s/ Arthur W. Budich Arthur W. Budich Senior Vice President and Chief Financial Officer